UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2012

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

301 Penobscot Drive, Redwood City, California	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 556-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective July 26, 2012, Joffre B. Baker, Ph. D., ceased to be the Chief Scientific Officer and an executive officer of Genomic Health, Inc. (the “Company”) and became a Senior Fellow of the Company. Also effective July 26, 2012, Steven Shak, M.D., Chief Medical Officer of the Company, assumed responsibility for managing the research operations of the Company formerly managed by Joffre B.Baker, under the title Executive Vice President of Research and Development and Chief Medical Officer.

(d)           On July 26, 2012, the Board of Directors of the Company elected Felix J. Baker, Ph.D., a member of the Board of Directors of the Company. In addition, Dr. Baker was appointed to the Compensation Committee of the Board of Directors. Felix J. Baker is a Managing Partner of Baker Brothers Investments, which he and his brother, Company director Julian C. Baker, founded in 2000. Dr. Baker’s firm manages a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Dr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. Dr. Baker currently serves as a director of Seattle Genetics, Inc. and Synageva BioPharma Corp., both of which are publicly-traded biotechnology companies. In addition, Dr. Baker previously served as a director of AnorMED Inc., Ardea BioSciences, Inc., ConjuChem, Biotechnologies Inc., Neurogen Corporation and Trimeris, Inc., all of which were publicly-traded companies during Dr. Baker’s service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2012

GENOMIC HEALTH, INC.

By	/s/ Dean L. Schorno
Name:	Dean L. Schorno
Title:	Chief Financial Officer